UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
POLARIS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1790959
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 Highway 55
Medina, Minnesota	55340
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
     Polaris Industries Inc., a Minnesota corporation (the “Company”), is filing this Amendment to supplement and amend its Registration Statement on Form 8-A dated May 25, 2000 (the “Registration Statement”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein. The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:
     On April 29, 2010, the Company entered into an Amended and Restated Rights Agreement with Wells Fargo Bank, National Association (fka Norwest Bank Minnesota, N.A.), as rights agent (the “Amended and Restated Rights Agreement”). The principal purposes of the Amended and Restated Rights Agreement are to (i) extend the Final Expiration Date of the Rights from May 31, 2010 to April 29, 2020, (ii) expand the definition of “Beneficial Owner” to include certain derivative securities relating to the Common Stock of the Company, (iii) increase the Purchase Price for the Rights to $250.00 per share, and (iv) make certain other technical and conforming changes that the Company determined were necessary or desirable.
     The foregoing summary of the revisions reflected in the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.
Item 2. Exhibits.

4.1	Amended and Restated Rights Agreement, dated as of April 29, 2010 by and between Polaris Industries Inc. and Wells Fargo Bank, National Association.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: April 30, 2010

POLARIS INDUSTRIES INC.
/s/ Michael W. Malone
Michael W. Malone
Vice President — Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement, dated as of April 29, 2010 by and between Polaris Industries Inc. and Wells Fargo Bank, National Association.

4